UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2009

AMERICAN PATRIOT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in charter)

Tennessee	000-50771	20-0307691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3095 East Andrew Johnson Highway, Greeneville, Tennessee		37745
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (423) 636-1555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28 2009, American Patriot Bank (the “Bank”), a wholly-owned subsidiary of American Patriot Financial Group, Inc., a Tennessee corporation (the “Company”), announced that it had appointed John Donald Belew as the new Chief Executive Officer of the Bank. Prior to joining the Bank, Mr. Belew served as a Senior Vice President of First American Bank in Birmingham, Alabama from July 2005 to July 2008. Prior to that time, he served in various capacities with SouthTrust Bank in Birmingham, Alabama since 1978, including most recently as Senior Vice President, Division Controller – Community Bank Segment from December 2003 to January 2005.

The Bank and Mr. Belew entered into an employment agreement effective August 26, 2009 (the “Employment Agreement”), pursuant to which the Bank agreed to employ Mr. Belew as the chief executive officer of the Bank for a term of 365 days. Pursuant to the terms of the Employment Agreement, the employee’s term may be extended for additional 365-day periods if the Bank or Mr. Belew fails to notify the other of an intent to terminate the Employment Agreement upon not less than 90 days’ notice prior to the end of the then current term. Under the terms of the Employment Agreement, Mr. Belew will be entitled to a base salary of $150,000, as well as health insurance, the premiums for which will be paid by the Bank, participation in Company-sponsored benefit plans, including cash incentive plans, relocation expenses and other certain fringe benefits.

Mr. Belew’s employment may be terminated immediately for cause (as defined in the Employment Agreement), in which event the Bank shall have no further obligations to pay Mr. Belew for his services, except for any accrued and unpaid salary through the termination date. Mr. Belew’s employment may alternatively be terminated without cause, in which case Mr. Belew is entitled to receive, on the 60th day following the date of termination, a lump sum payment of an amount equal to the portion of his base salary that would have been payable to him for the 90-day period following the date of termination. Mr. Belew may also terminate his employment under the Employment Agreement for good reason (as defined in the Employment Agreement), in which case he is entitled to a lump sum payment of an amount equal to the portion of his base salary that would have been payable to him for the 90-day period following the date of termination.

Under the terms of the Employment Agreement, if within 12 months following a change in control (as defined in the Employment Agreement) Mr. Belew is terminated without cause (as defined in the Employment Agreement) or Mr. Belew terminates his employment voluntarily, then he is entitled to an amount equal to his base salary for a total of 365 days following the date of termination. If payments to Mr. Belew following a change in control would create an excise tax for him under the excess parachute rules of Section 4999 of the Internal Revenue Code, the Bank is required to pay to him the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amounts (the “Gross-Up Amount”) and such additional amount as is necessary to offset any tax liability of his as a result of the Gross-Up Amount.

It is expected that following the expiration of a 30-day notice period and approval by the Federal Reserve Bank of Atlanta, Mr. Belew will also become the Chief Executive Officer of the Company, at which time the Company, the Bank and Mr. Belew will enter into an amendment to the Employment Agreement to reflect this additional appointment.

The description of the Employment Agreement set forth above is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

The Bank issued a press release announcing the appointment of Mr. Belew as Chief Executive Officer of the Bank, which press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1 Employment Agreement, by and between American Patriot Bank and John Donald Belew, dated as of August 26, 2009.

99.1 Press Release, dated August 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PATRIOT FINANCIAL GROUP, INC.

By:	/s/ T. Don Waddell
Name: T. Don Waddell
Title: Chief Financial Officer

Date:   August 28, 2009

EXHIBIT INDEX

10.1 Employment Agreement, by and between American Patriot Bank and John Donald Belew, dated as of August 26, 2009.

99.1 Press Release, dated August 28, 2009.